AMENDMENT NO. 12 TO SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 12 to Shareholder Rights Agreement (the “Amendment”), dated as of January 27, 2020, by and between NeuroMetrix, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), amends that certain Shareholder Rights Agreement, dated as of March 7, 2007, as previously amended, between the Company and the Rights Agent (as so amended, the “Rights Agreement”).
WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, the Company desires to extend the term of the Final Expiration Date (as defined in the Rights Agreement) by an additional year;
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement; and
WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.
NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties agree as follows:
1. Amendment to Section 7. Section 7(a) of the Rights Agreement is amended by striking

Section 7(a) thereof in its entirety and replacing it with the following:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the fourteenth anniversary of the

Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) (the earliest of (i), (ii) or (iii) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”
2. Amendment to Section 26. Section 26 of the Rights Agreement is amended by deleting the notice and demand address for the Rights Agent set forth therein and inserting the following notice and demand addresses in its place:

“American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY
Attention: Corporate Trust Department
Telephone: (718) 921-8334

With a copy to:
American Stock Transfer & Trust Company, LLC
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Legal Department
Email: legalteamAST@astfinancial.com”

3. Ratification. The parties hereby ratify and confirm in all respects the Agreement, as amended by this Amendment.
4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties have entered into this Amendment No. 12 to

Shareholder Rights Agreement as of the date first stated above.

By:
Name: Thomas T. Higgin
Title: Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
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By:
Name: Michael A Nespoli
Title: Executive Director